February 21, 2018

Stephen Richardson Via Email

Dear Stephen,

Congratulations, we are pleased to extend you an offer of employment with Scientific Games Corporation, (the "Company") in the role of Senior Vice President & Chief Compliance Officer in the Corporate Compliance department located in Las Vegas, Nevada reporting to the President & Chief Executive Officer.

Your start date will be TBD or such other date as is mutually agreed between you and the Company (the "Commencement Date").

COMPENSATION

In this full-time position, your base compensation will be $15,384.62 bi-weekly which is equivalent to an annualized salary of $400,000. Your compensation will be paid in accordance with the Company's regular payroll practices and subject to such deductions or amounts to be withheld as required by applicable law. This position is an exempt position and is not eligible for overtime compensation.

BENEFITS-FULL TIME EMPLOYEE

You will be eligible to enroll in medical, dental and vision coverage for you and your dependents on your date of hire, if you are scheduled to work 30 hours or more per week. You will receive 2x your base salary in Company paid life insurance, Company paid short term disability insurance and a core long-term disability plan equal to 50% of your base salary at no cost to you. Voluntary life insurance coverage is available for you, your spouse and children. The Company offers a generous 401(k) Plan package that is available after 45 days of employment. Additionally, you are eligible for paid time off and company holidays pursuant to company policy. More details on the Company's benefit plans will be provided during your new hire orientation. The Company reserves the right to eliminate or modify any of its benefits at any time.

INCENTIVE PLAN COMPENSATION

You are eligible to participate in the annual incentive compensation plan in amounts determined by the Compensation Committee of the Board of Directors of Scientific Games Corporation (the "Committee"). For your job level, your target incentive compensation is 67% of your annual base salary. Participation will commence in the current year if your initial date of employment is on or before September 30; otherwise your participation will commence as of January 1 of the year following your initial date of employment. Your bonus will be pro-rated based on the number of months worked during the year. Payments will depend on financial performance criteria established by the Committee, subject to modification based on considerations such as individual performance, and are pursuant to the terms and conditions of the annual incentive plan which is reviewed annually by the Committee.

LONG-TERM INCENTIVES

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Your role is eligible beginning in 2018 to receive stock options, restricted stock units, equity awards or other cash-based long term incentives in the sole discretion of the Committee and subject to Scientific Games Corporation's right to at any time amend or terminate any such plan or program, so long as any such change does not adversely affect any accrued or vested interest you may have under any such plan or program. The specific details on any award and terms and conditions of the plan will be sent to you separately with instructions on how accept the award, including any applicable grant agreement which must be signed in order to accept the award.

RELOCATION PACKAGE

To assist with your relocation needs, you are approved for a Company provided relocation package. We also encourage you to consult with your tax adviser on tax consideration related to relocation. Please review and acknowledge the attached relocation payback policy.

SIGN ON BONUS

You are also eligible for a one-time sign on bonus in the amount of $50,000 to cover transition related items. This amount will be paid to you on your first scheduled pay period, less any applicable withholding taxes. You agree that if you voluntarily leave your employment with the Company within (1) year of your Commencement Date, you will repay the Company the full amount of this sign-on bonus within ten days of your last day with the Company.

EMPLOYMENT-AT-WILL

The scope of this letter is to outline our offer of employment and is not to be perceived as an employment contract. Your employment with the Company will be "at will," meaning that the terms of employment, including, but not limited to, termination, demotion, promotion, transfer, compensation, benefits, duties and location of work may be changed at any time, and either you or the Company may terminate your employment at any time and for any reason, with or without notice and with or without cause. Although your job duties, title, compensation and benefits, as well as the Company's personnel policies and procedures, may change from time to time, the "at will" nature of employment may only be changed in an express written agreement signed by you and the CEO or Chief Human Resources Officer of Scientific Games Corporation. No supervisor, manager, or representative of Scientific Games Corporation, or any of its subsidiaries, other than the CEO or Chief Human Resources Officer has any authority to alter the "at will" relationship or enter into an express or implied agreement on any other basis. This offer of employment incorporates the complete understanding of the parties and supersedes all other explicit and/or implicit, expressed or implied agreements/promises conveyed regarding this employment relationship.

CONDITIONS OF EMPLOYMENT AND OTHER INFORMATION

This offer of employment is contingent on the successful completion of a check of employment references, a background investigation, and a drug test. The results of these screens must be satisfactory to the Company. Should the results not be satisfactory to the Company, the employment offer may be rescinded in the Company's sole discretion.

For purposes of federal immigration law, you will be required to provide the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us on or before the 3rd business day of your employment, or our employment relationship with you may be terminated.

The Company is subject to the laws, rules and regulations of various governmental bodies in the gaming field. In your position, you may be required to submit to background ("suitability") and licensing investigations conducted by multiple governmental agencies.

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By accepting this offer of employment you agree to fully cooperate with both the Company and gaming regulators by furnishing all relevant and material information, including personally identifiable information, and documentation during the regulatory process. In the event that you are found non-suitable or are denied a license, or the investigation reveals any unsuitable and/or negative information or findings, your employment may be terminated. By signing below, you are agreeing to cooperate with and conform to all regulatory requests for information in the required timeframe and understand that any omissions can result in disciplinary action, up to and including termination.

This employment offer is contingent upon your qualifying (and remaining qualified) under any suitability or licensing requirements to which you may be subject to by reason of your position with the Company.

In addition, this offer is contingent upon your agreement, in writing prior to or on your Commencement Date, to comply fully with the Employee Intellectual Material, Secrecy, Non-Competition & Non-Solicitation Agreement and the Code of Business Conduct as enclosed.

Finally, by signing the acknowledgment below, you affirm that you are aware of no agreements or arrangements with any individual or entity which would prohibit you from entering into an employment relationship with the Company and commencing employment in the above-described position.

This letter contains the Company's entire offer of employment and no other terms or conditions are a part of this offer.

We anticipate this offer is agreeable and trust your employment with the Company will be a mutually beneficial relationship. Please acknowledge your acceptance of the offer by signing below and returning this letter to Human Resources. We look forward to you joining the team soon.

Sincerely,

Scientific Games Corporation

Shawn Williams
Senior Vice President, Chief Human Resources Officer

Enclosure(s)

I have reviewed this offer letter, understand the contents of this offer letter and affirm that I am aware of no agreements or arrangements with any individual or entity which would prohibit me from entering into an employment relationship with the Company and commencing employment in the above-described position.

ACCEPTED AND AGREED TO this        day of

By: